EXHIBIT 15.1


The Board of Directors and Stockholders
Maverick Tube Corporation

We are  aware  of the  incorporation  by  reference  in  Amendment  No. 1 to the
Registration Statement (Form S-3) of Maverick Tube Corporation for the registration of $120,000,000 aggregate principal amount of its 4.00% Convertible Senior Subordinated Notes due 2033 (the Notes) and shares of its common stock issuable upon conversion of the Notes of our reports dated May 5, 2003 and August 4, 2003 relating to the unaudited condensed consolidated interim financial statements of Maverick Tube Corporation that are included in its Form 10-Q for the quarters ended March 31, 2003 June 30, 2003, respectively.



                                      Ernst & Young LLP


St. Louis, Missouri
October 22, 2003